Exhibit 99.1

Sutor Technology Group Management Team Changes

Tuesday June 19, 8:00 am ET

CHANGSHU, China, June 19 /Xinhua-PRNewswire-FirstCall/ -- Sutor Technology Group Limited ("Sutor") (OTC Bulletin Board: SUOT - News), a China-based manufacturer of steel finishing fabrication products, today announced its decision to reorganize the structure of management to further strengthen the company's internal system.
-- Mr. Guo Liuhua, former CTO of Sutor, has replaced Mr. Ni Guoxiang as Sutor's new CEO and Mr. Zhang Xun, former Chief Project Engineer was promoted as Sutor's new CTO.
-- Two new departments were formed: investor relation department and R&D department.

Mr. Guo has been with Sutor since the company's incorporation. He has extensive experience on technology side and operation side. He was the deputy CTO of Bao steel which is the largest China listed Chinese steel company.

"We have been considering the appointment of Mr. Guo as our CEO for some time. With his experience in both public company and management, we believe Mr. Guo will lead Sutor to another stage," said Chen Lifang, chairman of Sutor.

The newly formed investor relationship department will focus on communicating with investors. Sutor hired two experienced staff to lead this task.

To further strengthen the company's ability to produce high value added products, Sutor decided to officially form the R&D department and hired Mr Zhou Defeng as new R&D manager.

About Sutor

Sutor Technology Group Limited manufactures and sells steel finishing fabrication products through its wholly owned subsidiary Changshu Huaye Steel Strip Co., Ltd. and Jiangsu Cold-Rolled Technology Co., Ltd. Its products are typically used in the construction industry, widely applied in manufacturing of electrical household appliance parts and outer casings, electronics, in infrastructure and large industrial equipment. Sutor has developed an extensive worldwide sales network which allows it to effectively market products to customers.

FORWARD LOOKING STATEMENTS

This release contains certain "forward-looking statements" relating to the business of Sutor and its subsidiary companies, which can be identified by the use of forward-looking terminology such as "believes, expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties, including all business uncertainties relating to product development, marketing, and concentration in a single customer, raw material costs, market acceptance, future capital requirements, and competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the SEC. Sutor is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward- looking statements whether as a result of new information, future events or otherwise.

Source: Sutor Technology Group Limited